SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On December 17, 2019, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Alpha Holdings Sends Open Letter to OncoSec Stockholders

Responds to Misleading Statements Made by CEO Daniel J. O’Connor to Secure Approval for the China Grand Takeover

December 17, 2019 06:30 PM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today sent an open letter to its fellow OncoSec stockholders in advance of the Company’s upcoming Special Meeting of Stockholders, currently scheduled for January 17, 2019, urging them to vote on the BLUE proxy card “AGAINST” the proposed takeover of OncoSec by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”).

The full text of the letter, which responds to a number of misleading statements made by OncoSec CEO Daniel J. O’Connor in a recent video message to stockholders, is set forth below and can also be found at www.VoteNoOncoSec.com, along with other related materials.

December 17, 2019

Dear Fellow OncoSec Stockholders:

OncoSec CEO Daniel J. O’Connor and the Board of OncoSec Medical Incorporated have gone to great lengths to confuse stockholders and distract from the problems with their decision to transfer a controlling interest to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”).

On December 9, 2019, OncoSec released a video of Mr. O’Connor that was chock full of confusing and misleading statements. As OncoSec’s largest stockholder, Alpha Holdings (“Alpha” or “we”) believes it is important for stockholders to have THE FACTS about the China Grand Takeover Proposal.

Misleading Statement #1:

Dan O’Connor: “[The China Grand Takeover proposal] gives certainty for our shareholders. The deal, you know, is like cement around our foundation of our company.”

The Facts:

Certainty? By OncoSec’s own admission, it is transferring control of the company for ONE YEAR’S WORTH OF FINANCING. OncoSec says it is burning through cash at $2.5 million a month, which means the $30 million it would receive in the China Grand Takeover would last 12 months. In what universe is that certainty? And how does that provide a solid “foundation” for a company that needs more than one year to get its key product to market?

We believe the only “certainty” is that OncoSec will have to do even more dilutive deals in the future and that the “cement” here is more like a pair of “cement shoes” that will weigh down OncoSec shares.

Misleading Statement #2:

Dan O’Connor: “The transaction allows [China Grand] to get three board seats out of nine board members. So there’s really no change of the control of our board at all.”

The Facts:

OncoSec’s own proxy clearly states that China Grand can appoint 3 directors initially and fill the next 2 vacancies.1 In our world, 3 + 2 = 5. Even worse, this right will exist even if China Grand reduces its ownership to as low as 23%.2

Does it seem right that a 23% holder should potentially control five of nine board seats? With control of the Board, China Grand could rebuff offers from third parties who could be interested in acquiring OncoSec. In addition, with its 53% ownership stake, CGP will be able to control the outcome of every single future stockholder vote including elections of directors.

Misleading Statement #3:

Dan O’Connor: “I don’t like the stock price where it is. I haven’t for a long time. We as a company are doing everything we can to change that.”

The Facts:

We don’t believe OncoSec is doing everything they can by transferring control of the company for one year’s worth of financing.

And how can Dan O’Connor possibly say, “Alpha does not care about your investment”3 when, as OncoSec’s largest stockholder, Alpha’s interests are directly aligned with yours? We believe it is management that has different financial interests than stockholders like us.

1 See OncoSec Proxy, p. 25: “…the Company has entered into Stockholder Agreements (the “Stockholder Agreements”) with each of CGP and Sirtex, which will take effect upon Closing. Pursuant to the Stockholder Agreements, among other things, CGP and Sirtex have the option to nominate a combined total of three (3) members to the Board of Directors, initially at the Closing, and thereafter at every annual meeting of the stockholders of the Company in which directors are generally elected, including at every adjournment or postponement thereof. CGP will also have the option to nominate two (2) independent directors to the Company’s Board of Directors if any independent director currently serving on the Board of Directors ceases to serve as a director of the Company for any reason, provided that the independent director nominee shall be satisfactory to a majority of the independent directors of the Company.”

2 See Alpha Holdings Proxy at 5. Includes 10,616,740 shares currently outstanding plus 12,000,000 shares to be issued in the transaction for a total of 4,800,000 out of a total of 22,616,740, or approximately 23%.

3 See OncoSec Letter to Stockholders dated December 12, 2019.

Consider this: Dan O’Connor has a so-called “golden parachute,” which means that he stands to receive substantial benefits if his employment is terminated after a change of control transaction. Specifically, he stands to receive a cash payment of more than $1.2 million4 -- plus accelerated vesting of equity awards and a host of other benefits. While we do not expect this payment to be triggered by the China Grand Takeover, we do believe it is important for OncoSec investors to have a full picture of Mr. O’ Connor’s financial incentives.

Value of Dan O’Connor’s Severance Package	Value of Dan O’Connor’s Stake in OncoSec
1.2 million dollars	~40 thousand dollars

Ask yourself, whose interests are more aligned with yours, a 15.1% owner like Alpha or Dan O’Connor?

Misleading Statement #4

Dan O’Connor: “Waiting is extremely dangerous.”

The Facts:

Dan O’Connor wants to give you a false choice: The China Grand Takeover or nothing. We do not believe this is true. Consider these three facts:

•	OncoSec’s financial advisor did NOT say the China Grand transaction was the best option. Torreya’s opinion stated: “[O]ur opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.”

•	OncoSec’s financial advisor identified comparable transactions where the low end of the valuation range was more than double the $2.50/share China Grand is paying. Buried in its proxy, OncoSec states that Torreya Partners performed analysis identifying comparable transactions ranging in value from $5.31 per share to $9.65 per share. The OncoSec Board has given no explanation of why they would approve a deal at $2.50 per share when their own advisor’s analysis indicates the valuation should be much higher.

•	Recent TAVO results were hailed as positive: OncoSec’s Chief Clinical Development Officer stated: "These data show a strong signal for clinical benefit with TAVO enhancing sensitivity to pembrolizumab in treating metastatic TNBC patients who were previously unresponsive to multiple prior rounds of therapy" and "They also confirm the consistent safety profile of TAVO as a well-tolerated cancer immunotherapy."

We believe in OncoSec and its prospects, which is why we have been speaking with financial advisors and are prepared to lead a consortium to raise up to $30 million in financing on less onerous terms if the China Grand Takeover is defeated.

4 The payment includes two times his annual salary of $400,000 and target bonus of $200,000. See OncoSec Medical Incorporated Change In Control Plan, dated June 7, 2019 filed with the SEC on Form 8-K on June 7, 2019.

Misleading Statement #5:

Dan O’Connor: “The best judge of whether or not we should enter into this deal is a vote of our shareholders.”

The Facts:

OncoSec amended the China Grand Takeover Proposal to lower the stockholder vote standard necessary to approve the sale of shares to China Grand. Selling control of a company is the most important decision a Board can make – shouldn’t at least 50% or more stockholders have to approve it?

Please visit www.VoteNoOncoSec.com for more information about Alpha’s opposition to the proposed transaction.

YOU DESERVE BETTER! VOTE “AGAINST” THE PROPOSED ONCOSEC TRANSACTION ON THE BLUE PROXY CARD TODAY

We urge you to vote “AGAINST” the China Grand Takeover and demand that your board fulfill its fiduciary duty to all current OncoSec stockholders by finding a better alternative to continue clinical trials and preserve OncoSec's value.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Alpha’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners
+ 1 (212) 297-0720 (Main)
+ 1 (888) 785-6617 (Toll-Free)
Email: info@okapipartners.com

Sincerely,

Alpha Holdings

Haynes and Boone, LLP is serving as legal counsel to Alpha.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD AREAVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600